Exhibit 99.1

Total System Services, Inc.	+1.706.649.2307
1600 First Avenue	+1.706.649.5740
Post Office Box 2567
Columbus GA 31902-2567
www.tsys.com
For immediate release:
Contacts:

Cyle Mims TSYS Media Relations +1.706.644.3110 cylemims@tsys.com	Shawn Roberts TSYS Investor Relations +1.706.644.6081 shawnroberts@tsys.com
TSYS Special Cash Dividend Paid and
Spin-Off from Synovus Completed
     Columbus, Ga., Dec. 31, 2007 — TSYS (NYSE:TSS), one of the world’s largest providers of outsourced payment services, today announced that it paid the one-time special cash dividend of $3.0309 per share to holders of TSYS common stock as of the close of business on Dec. 17, 2007. As previously announced, the special cash dividend was paid in connection with the spin-off to Synovus’ shareholders of the shares of TSYS stock formerly owned by Synovus.
     In addition, Synovus today announced that it completed the spin-off. As a result of the distribution to Synovus shareholders of the TSYS common stock formerly owned by Synovus, TSYS is now a fully independent, publicly-traded company.
     About TSYS
TSYS (www.tsys.com) is one of the world’s largest companies for outsourced payment services, offering a broad range of issuer- and acquirer-processing technologies that support consumer-finance, credit, debit, healthcare, loyalty and prepaid services for financial institutions and retail companies in the Americas, EMEA and Asia-Pacific regions. For more information, contact news@tsys.com.